Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Myers Industries, Inc. of our report dated April 5, 2024, with respect to the consolidated financial statements of Signature CR Intermediate Holdco, Inc., appearing in the Current Report on Form 8-K/A filed by Myers Industries, Inc. with the Securities and Exchange Commission on April 19, 2024.

/s/ RSM US LLP

Dallas, Texas
May 7, 2024